UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 14, 2018
NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
NeoGenomics, Inc. (the “Company”) today announced that our Chief Financial Officer, George Cardoza, is appointed to a new position as President of the Pharma Services Division, effective March 27, 2018. Mr. Cardoza has served as Chief Financial Officer since November 2009.
Sharon Virag, age 51, has been appointed Chief Financial Officer to serve effective March 27, 2018, until her resignation or removal by the Company.  Prior to joining the Company, Ms. Virag was the Vice President of Corporate Finance and Chief Accounting Officer at Aetna Inc., a Fortune 50 diversified health-care benefits company. In this role, she was responsible for controllership, tax, treasury, finance transformation and finance shared services from 2015 to 2017. Prior to Aetna, Ms. Virag held various positions in finance, including: Chief Accounting Officer at AES Corporation, Global Controller for several General Electric businesses and Assistant Corporate Controller at General Motors. In addition to her private sector experience, Ms. Virag worked for the Public Company Accounting Oversight Board (“PCAOB”) from 2005 to 2008, where she served as the project leader for Auditing Standard No. 5. She also worked in public accounting, for Deloitte & Touche, LLP where she was an Audit Senior Manager. Ms. Virag has a Bachelor of Science degree in Accounting from California State University and is a Certified Public Accountant in the State of Arizona.
The Company and Ms. Virag entered into an Employment Agreement which provides that Ms. Virag's base salary will be $400,000 per year and that she will be eligible to receive a performance-based bonus, which will be targeted at 50% of her base salary. This bonus is contingent on completion of certain metrics established by the Board of Directors or Compensation Committee for such fiscal year.  In addition, the Employment Agreement provides for a sign-on bonus of $120,000 subject to certain retention requirements. Ms. Virag is entitled to participate in all medical and other benefits that the Company has established for its employees including up to 4 weeks of paid time off per year.  If Ms. Virag is terminated without cause, the Company agrees to maintain her salary and benefits for a period of twelve months.
The Employment Agreement also provides that Ms. Virag will be granted an option to purchase up to 192,500 shares of the Company’s common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the Nasdaq Stock Market on the last trading day immediately preceding Ms. Virag’s start date. The option has a five year term, subject to continued employment, and will vest ratably over the first three anniversary dates of the grant date.
On March 14, 2018, the Company and Ms. Virag entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement (the "Non-Compete Agreement") in connection with the Employment Agreement. In part, the Non-Compete Agreement contains a non-solicitation and non-compete provision which will be in effect for a two year period following the termination of Ms. Virag's employment relationship with the Company for any reason.
Ms. Virag does not have any related party transactions or family relationships with the Company or any of the Company’s other officers or directors.
The foregoing summaries of the Employment Agreement and the Non-Compete Agreement do not purport to be complete statements of the terms of each document and are qualified in their entirety by reference to the full text of each document, copies of which are being filed with this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
99.1 Press Release of NeoGenomics, Inc. dated March 20, 2018.
10.1 Employment Agreement between NeoGenomics, Inc. and Sharon Virag dated March 14, 2018.
10.2 Confidentiality, Non-Solicitation and Non-Compete Agreement between NeoGenomics Laboratories, Inc. and Sharon Virag dated March 14, 2018.
Exhibit Index

Exhibit No.	Description
99.1	Press Release of NeoGenomics, Inc. dated March 20, 2018.
10.1	Employment Agreement between NeoGenomics, Inc. and Sharon Virag dated March 14, 2018.
10.2	Confidentiality, Non-Solicitation and Non-Compete Agreement between NeoGenomics Laboratories, Inc. and Sharon Virag dated March 14, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.
By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer
Date: March 20, 2018